UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                 May 15, 2008

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
441 Vine Street, Suite 1200, Cincinnati, Ohio
45202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)              On May 15, 2008, upon the recommendation of its Management Development and Compensation Committee (the “Committee”), the Board of Directors of Kendle International Inc. (the “Company”) unanimously adopted the Kendle International Inc. Annual Incentive Plan (the “Annual Incentive Plan”) and the Kendle International Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), both effective as of January 1, 2008.

The Annual Incentive Plan provides that the Committee shall establish the performance objectives and payout formula for each eligible employee and shall approve awards to be paid in cash following the end of the applicable performance period on a date selected by the Committee.  Under the Annual Incentive Plan, an employee may elect to defer such payment subject to the terms and conditions of the Deferred Compensation Plan.  The purpose of the Annual Incentive Plan is to align employee and shareholder interests by providing cash incentives to eligible employees of the Company for meeting and exceeding financial objectives defined each year.

The Deferred Compensation Plan is a nonqualified, unfunded plan intended to provide a select group of management or highly compensated employees with the opportunity to defer up to fifty percent (50%) of their salary and commissions, and up to one-hundred percent (100%) of their bonus and stock unit awards, net of applicable taxes, in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.  The purpose of the Deferred Compensation Plan is to provide an incentive for such employee to defer compensation in a manner that aligns his or her interests with those of the Company’s shareholders.

The foregoing summaries of the Annual Incentive Plan and the Deferred Compensation Plan do not purport to be complete and are qualified in their entirety by reference to the full text of the Annual Incentive Plan and the Deferred Compensation Plan attached to this Form 8-K as Exhibits 99.1 and 99.2, respectively.

Item 9.01      Financial Statements and Exhibits.

(d)           Exhibits.

99.1           Kendle International Inc. Annual Incentive Plan
99.2           Kendle International Inc. Nonqualified Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENDLE INTERNATIONAL INC.

Date: May 16, 2008	By:	/s/ Karl Brenkert III
Karl Brenkert III
Senior Vice Preisdent-Chief Financial Officer